UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2026

Our Bond, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-43087	83-1751618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street, New York, New York	10004
(Address of principal executive offices)	(Zip Code)

(888) 567-6234

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OBAI	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Exchange of Series G Preferred Stock for Promissory Notes

On June 11, 2026, Our Bond, Inc., a Nevada corporation (“we,” “us,” “our” or the “Company”) entered into an Exchange Agreement (the “Agreement”) with Ascent Partners Fund LLC (“Ascent”). Under the Agreement, we issued a total of 366,941 shares of our newly-designated Series G Convertible Preferred Stock (the “Series G Preferred Stock”) to Ascent in exchange for Promissory Notes owed to Ascent (collectively, the “Notes”) as follows: (1) a Note issued March 1, 2025 in the original principal amount of $2,500,00, with a current balance of $2,292,179.8, was exchanged for 254,687 shares of Series G Preferred Stock; and (2) a Note issued May 4, 2026 in the original principal amount of $1,000,000, with a current balance of $1,010,277.78, was exchanged for 112,254 shares of Series G Preferred Stock. Upon closing of the Agreement and issuance of the Series G Preferred Stock to Ascent, the Notes will be deemed paid in full. The Agreement, which is filed herewith as Exhibit 10.1, contains various representations, warranties, and covenants and should be reviewed in its entirety for additional information.

Each share of Series G Preferred Stock has a stated value of $10.00 per share and is convertible, at the option of the holder, to shares of our common stock at a price of $2.0265 per share of common stock. The Certificate of Designation for Series G Preferred Stock provides a limitation on conversion to the extent that the holder, together with its affiliates or any other person acting as a group, would beneficially own in excess of 9.99% of our outstanding common stock upon such conversion. The holders of Series G Preferred Stock are entitled to a monthly dividend at a an annual rate of 10% of the stated value, computed on the basis of 360-day year and twelve (12) 30-day months. The holders of Series G Preferred Stock have no voting rights, except as required by law and as expressly provided in the Certificate of Designation.

Upon the occurrence of a triggering event, as defined in the Certificate of Designation, each holder of Series G Preferred Stock has a right to redeem eligible shares of Series G Preferred Stock. In addition, at any time that no equity conditions failure exists (as defined in the Certificate of Designation), the Company has a right to redeem all, but not less than all, of the shares of Series G Preferred Stock then outstanding at a price equal to 110% of the stated value plus all accrued and unpaid dividends thereon. In the event of any liquidation, dissolution or winding up of the Company, or in the event of a change in control of the Company, assets or proceeds shall be preferentially distributed to the holders of Series G Preferred Stock in an amount per share equal to the greater of (i) 200% of stated value (as defined therein) or (ii) the amount the holder would receive if such holder converted such Series G Preferred Stock into common stock immediately prior to the date of such payment. On or after June 11, 2025, the holders of any then-outstanding shares of Series G Preferred Stock may, at their option, redeem their shares at the stated value thereof.

In the event that the Company grants, issues or sells any securities or rights to purchase securities, each holder is entitled to purchase such rights or securities on an as-converted to common stock basis. If the Company issues any new securities for a consideration per stock lower than the conversion price, the conversion price for the Series G Preferred Stock shall be readjusted to reflect the lower consideration paid for the new securities. Additionally, we are restricted from amending our articles of incorporation, bylaws or take any other action to avoid the observance or performance of any of the terms of the Certificate of Designation. We are required to reserve sufficient authorized and unissued Common Stock to give effect to conversion of all shares of Series G preferred Stock into Common Stock.

The holders of Series G Preferred Stock have “piggyback” registration rights. If the Company intends to prepare and file a registration statement relating to an offering of securities for its own account or the account of others, then the holders of Series G Preferred Stock are entitled to notice of the registration and have the right, subject to certain limitations, to include the shares of common stock issuable upon conversion their Series G preferred shares in the registration.

If so elected by the holders, we can be required to apply twenty-five percent (25%) of the net proceeds of all future offerings or issuances of our equity or debt securities toward redemption of the Series G Preferred Stock until such time as the cumulative total of all net proceeds received is equal to or less than $10,000,000, with up to thirty-five percent (35%) of such net proceeds to applied thereafter.

The Certificate of Designation for the Series G Preferred Stock, which is filed herewith as Exhibit 3.1, contains various additional terms and covenants and should be reviewed in its entirety for additional information.

Amendments to Certificates of Designation for Series C Convertible Preferred Stock and Series D Convertible Preferred Stock

On June 11, 2026, we also amended the Certificates of Designation for our Series C Preferred Stock and our Series D Preferred Stock to make their provisions regarding the holders’ right to require redemptions using the proceeds from subsequent Company financings consistent with the terms of the new Series G designation. Pursuant to these amendments, the holders of the Series C Preferred Stock and Series D Preferred Stock can elect to apply twenty-five percent (25%) of the net proceeds of all future offerings or issuances of our equity or debt securities toward redemption of the Preferred Stock until such time as the cumulative total of all net proceeds received is equal to or less than $10,000,000, with up to thirty-five percent (35%) of such net proceeds to applied thereafter.

Warrant Amendment

Also on June 11, 2026, we entered into an Amendment (the “Warrant Amendment”) to the common stock purchase warrants (the “Warrants”) held by Ascent. Under the Warrant Amendment, the exercise prices of the Warrants held by Ascent were adjusted. Following the Warrant Amendment, the exercise prices of the Warrants are as follows:

●	3,000,000 Warrants expiring February 27, 2027 have an exercise price of $1.25 per share;

●	1,500,000 Warrants expiring October 27, 2027 have an exercise price of $1.25 per share; and

●	4,500,000 Warrants expiring October 27, 2027 have an exercise price of $2.25 per share.

Amendment to Loan and Security Agreement

On June 11, 2026, we entered into a Waiver and Twenty-eighth Amendment to Loan and Security Agreement (the “Loan Amendment”) with our senior secured lender, Eastward Fund Management, LLC (the “Lender”). Under the Loan Amendment, the amortization and payment schedule for our senior secured debt was adjusted to call for reduced monthly payments of $50,000 each for July 1 and August 1, 2026; $100,000 each for September 1 and October 1, 2026; and $150,000 each for November 1 and December 1, 2026. Thereafter, monthly payments will continue in amounts ranging from approximately $259,000 to approximately $300,000 per month, with a final payment of approximately $3.9 million due on July 1, 2028. As additional consideration under the Loan Amendment, we agreed to issue 250,000 shares of our common stock to the Lender. The Loan Amendment, which is filed herewith as Exhibit 10.3, should be reviewed in its entirety for additional information.

Item 3.02 Unregistered Sales of Equity Securities

The disclosures in Item 1.01, above, are incorporated herein by reference. The shares of Series G Preferred Stock were issued to Ascent solely in exchange for the Notes in a transaction exempt from registration under Section 3(a)(9) of the Securities Act. No commission or other remuneration was paid or given, directly or indirectly, for soliciting such exchange. The issuance of shares of common stock to the Lender was exempt from registration pursuant to Rule 506(b) under Regulation D. The Lender is an accredited investor within the meaning of Rule 501 and we engaged in no general solicitation or advertising.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In light of increased growth opportunities and the above-mentioned financing changes, the Company has expanded and reorganized its commercial leadership resources in the United States and internationally and is transitioning its commercial organization to a matrix structure designed to better align sales, business development, strategic partnership and market expansion activities across its target channels.

All sales, business development, strategic partnership and commercial growth initiatives will continue to report directly to Doron Kempel, the Company’s Founder and Chief Executive Officer.

In connection with the organizational realignment, Michael Lambert has departed from his position as Head of Commercial Operations, effective June 12, 2026. The company thanks Mr. Lambert for his effort and contribution to US B2B sales in the past two years. The Company and Mr. Lambert worked cooperatively to ensure an orderly transition of responsibilities. Mr. Lambert’s departure was not the result of any disagreement with the Company regarding its operations, policies, practices or strategic direction.

The Company expects to provide additional updates regarding commercial partnerships, growth initiatives and business developments as appropriate.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The disclosures in Item 1.01. above, regarding the Series G Preferred Stock are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Designation for Series G Convertible Preferred Stock
3.2	Amendment No. 2 to Certificate of Designation for Series C Convertible Preferred Stock
3.3	Amendment No. 2 to Amended and Restated Certificate of Designation for Series D Convertible Preferred Stock
10.1	Exchange Agreement with Ascent Partners Fund LLC dated June 11, 2026
10.2	Amendment to Warrants to Purchase Common Stock
10.3	Twenty-eighth Amendment to Loan and Security Agreement with Eastward Fund Management, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2026	Our Bond, Inc.

	By:	/s/ Doron Kempel
	Name:	Doron Kempel
	Title:	Chief Executive Officer